014 High Yield Trust Fund, as of February 28, 2015 semiannual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1 (000s omitted)

Class A	25,490
Class B	   396
Class C	 1,102
Class M	   466

72DD2 (000s omitted)

Class R	  296
Class Y	5,632

73A1

Class A	0.210
Class B	0.179
Class C	0.180
Class M	0.197

73A2

Class R	0.198
Class Y	0.222

74U1 (000s omitted)

Class A	121,053
Class B	  2,104
Class C	  6,675
Class M	  2,051

74U2 (000s omitted)

Class R	  1,413
Class Y	 28,993

74V1

Class A	7.95
Class B	7.94
Class C	7.88
Class M	7.99

74V2

Class R	7.79
Class Y	7.79
Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.